Exhibit 99.1

Record Sales and Earnings Reported by J & J Snack Foods

PENNSAUKEN, N.J.--(BUSINESS WIRE)--November 3, 2010--J & J Snack Foods Corp. (NASDAQ-JJSF) today reported record sales and earnings for its 2010 fiscal year.

Sales for the fiscal year ended September 25, 2010 increased 7% to $696.7 million from $653.0 million in the fiscal year ended September 26, 2009. Net earnings increased 17% to $48.4 million in fiscal 2010 from $41.3 million in fiscal 2009. On a per diluted share basis, earnings increased 17% to $2.59 from $2.21. Operating income increased 15% to $77.2 million this year from $66.9 million in the year ago period.

For the fourth quarter ended September 25, 2010, sales increased 10% to $200.5 million from $182.8 million in the fourth quarter ended September 26, 2009. Net earnings increased 11% to $16.5 million in the current year quarter from $14.8 million. Earnings per diluted share were $.88 this year compared to $.79 last year. Operating income increased 4% to $24.8 million from $23.8 million in the year ago period.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “We had another successful year. Each of our major businesses contributed to our record sales and earnings.”

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** frozen juice bars and ices, WHOLE FRUIT sorbet, FRUIT-A-FREEZE frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Vernon and Norwalk, California.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**BARQ’S is a registered trademark of Barq’s Inc.

	Consolidated Statements of Operations
	Three Months Ended		Fiscal Year Ended
	Sept. 25,	Sept. 26,	Sept. 25,	Sept. 26,
	2010	2009	2010	2009
	Unaudited	Unaudited	Unaudited
	(in thousands)

Net sales	$200,511	$182,792	$696,703	$653,047
Cost of goods sold	133,578	121,041	468,923	444,203
Gross profit	66,933	61,751	227,780	208,844
Operating expenses	42,144	37,904	150,618	141,906
Operating income	24,789	23,847	77,162	66,938
Other income	218	306	935	1,271
Earnings before income taxes	25,007	24,153	78,097	68,209
Income taxes	8,550	9,333	29,688	26,897
Net earnings	$16,457	$14,820	$48,409	$41,312

Earnings per diluted share	$.88	$.79	$2.59	$2.21
Earnings per basic share	$.89	$.80	$2.61	$2.23
Weighted average number of diluted shares	18,697	18,764	18,703	18,713
Weighted average number of basic shares	18,562	18,541	18,528	18,516

		Consolidated Balance Sheets
		September 25, 2010		September 26, 2009
		Unaudited
		(in thousands)

Cash & cash equivalents		$74,665		$60,343
Current marketable securities held to maturity		15,481		38,653
Other current assets		130,385		112,115
Property, plant & equipment, net		110,092		97,173
Goodwill		70,070		60,314
Marketable securities held to maturity		26,300		19,994
Other intangible assets, net		55,284		49,125
Other		1,717		2,110
Total		$483,994		$439,827

Current liabilities		$71,081		$67,679
Long-term obligations under capital leases		619		285
Deferred income taxes		30,401		27,033
Other long-term liabilities		1,318		1,986
Stockholders’ equity		380,575		342,844
Total		$483,994		$439,827

	Consolidated Statements of Cash Flows
	Fiscal Year Ended
	September 25, 2010	September 26, 2009
	Unaudited
	(in thousands)
Operating activities:
Net earnings	$48,409	$41,312
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of fixed assets	24,498	22,663
Amortization of intangibles and deferred costs	5,354	5,090
Gains from disposals and impairment of property & equipment	(14)	(31)
Share-based compensation	1,248	1,716
Deferred income taxes	3,219	3,839
Changes in assets and liabilities, net of effects from purchase of companies:
(Increase) decrease in accounts receivable	(8,629)	1,144
(Increase) decrease in inventories	(4,422)	2,993
(Increase) decrease in prepaid expenses and other	(4,101)	37
Increase in accounts payable and accrued liabilities	2,446	1,870
Net cash provided by operating activities	68,008	80,633

Investing activities:
Purchases of property, plant and equipment	(33,531)	(27,190)
Payments for purchases of companies, net of cash acquired	(25,185)	-
Purchase of marketable securities	(50,496)	(66,380)
Proceeds from redemption and sales of marketable securities	67,362	10,204
Proceeds from redemption and sales of auction market preferred stock	-	35,200
Proceeds from disposal of property & equipment	407	326
Other	(12)	15
Net cash used in investing activities	(41,455)	(47,825)

Financing activities:
Payments to repurchase common stock	(7,768)	(12,510)
Proceeds from issuance of common stock	3,051	3,971
Payments of cash dividend	(7,749)	(7,108)
Payments on capitalized lease obligations	(143)	(93)

Net cash used in financing activities	(12,609)	(15,740)

Effect of exchange rate on cash and cash equivalents	378	(990)

Net increase in cash and cash equivalents	14,322	16,078

Cash and cash equivalents at beginning of year	60,343	44,265
Cash and cash equivalents at end of year	$74,665	$60,343

	Fiscal year ended
	September 25,	September 26,	September 27,
	2010	2009	2008
	Unaudited
	(in thousands)

Sales to External Customers:
Food Service
Soft pretzels	$100,694	$99,471	$99,784
Frozen juices and ices	47,273	50,272	51,206
Churros	31,732	29,404	25,286
Bakery	234,032	229,371	217,398
Other	23,228	9,235	6,520
	$436,959	$417,753	$400,194

Retail Supermarket
Soft pretzels	$30,463	$30,506	$27,559
Frozen juices and ices	48,288	37,819	31,742
Coupon redemption	(3,399)	(3,753)	(2,722)
Other	767	586	533
	$76,119	$65,158	$57,112

The Restaurant Group	$847	$1,257	$1,635
Frozen Beverages
Beverages	$128,125	$112,983	$113,903
Repair and maintenance service	40,410	42,013	38,803
Machine sales	11,964	11,729	14,794
Other	2 279	2,154	2,918
	$182,778	$168,879	$170,418

Consolidated Sales	$696,703	$653,047	$629,359

Depreciation and Amortization:
Food Service	$17,221	$16,530	$16,655
Retail Supermarket	-	-	-
The Restaurant Group	31	33	54
Frozen Beverages	12,600	11,190	10,761
	$29,852	$27,753	$27,470

Operating Income(Loss):
Food Service	$50,255	$45,024	$24,784
Retail Supermarket	11,281	7,442	4,665
The Restaurant Group	(35)	(64)	(140)
Frozen Beverages	15,661	14,536	14,027
	$77,162	$66,938	$43,336

Capital Expenditures:
Food Service	$18,392	$14,979	$11,898
Retail Supermarket	-	-	-
The Restaurant Group	-	-	-
Frozen Beverages	15,139	12,211	10,883
	$33,531	$27,190	$22,781

Assets:
Food Service	$343,513	$309,988	$277,481
Retail Supermarket	-	-	-
The Restaurant Group	503	557	629
Frozen Beverages	139,978	129,282	130,298
	$483,994	$439,827	$408,408

RESULTS OF OPERATIONS (Unaudited)

Fiscal 2010 (52 weeks) Compared to Fiscal 2009 (52 weeks)

Net sales increased $43,656,000, or 7%, to $696,703,000 in fiscal 2010 from $653,047,000 in fiscal 2009.

Excluding sales from the acquisition of Parrot Ice in February 2010 and California Churros in June 2010, sales increased 6% for the year.

Approximately $12.7 million, or 29%, of the increased sales were sales of funnel cake fries to one customer, Burger King, which is carrying the product in virtually all of its domestic locations. Although we are not able to provide an estimate of the sales going forward, we anticipate that these sales will be significantly less in fiscal year 2011.

FOOD SERVICE

Sales to food service customers increased $19,206,000, or 5%, to $436,959,000 in fiscal 2010. Excluding sales from the acquisition of California Churros, food service sales would have increased 4% for the year. Sales of funnel cake fries to Burger King accounted for over 66% of the food service sales increase. Soft pretzel sales to the food service market increased 1% to $100,694,000 for the year. Frozen juice bar and ices sales decreased $2,999,000, or 6%, to $47,273,000 for the year primarily as the result of lower sales to one contract packing customer and to school food service accounts. The impact of the lower sales to the contract packing customer will not continue into our next year. Churro sales to food service customers increased 8% to $31,732,000 in 2010. Without sales from California Churros, churro sales for the year would have been down about ½ of one percent. Sales of bakery products, excluding biscuit and dumpling sales and fruit and fig bar sales, increased $5,606,000, or 3%, for the year due primarily to increased sales to private label customers. Biscuit and dumpling sales increased 1% to $33,326,000. Sales of fig and fruit bars decreased 4% to $31,715,000 due primarily to lower sales to one customer who discontinued a particular product. Funnel cake and related funnel cake product sales increased by $14,083,000 to $22,804,000 primarily due to the sales to Burger King. Sales of new products in the first twelve months since their introduction were approximately $29 million in fiscal year 2010. Net volume increases, including new product sales as defined above and sales resulting from the acquisition of California Churros, accounted for all but approximately $1,500,000 of the sales increases this year. Price increases accounted for the remaining $1,500,000. Operating income in our Food Service segment increased from $45,024,000 in 2009 to $50,255,000 in 2010 primarily as a result of increased volume as discussed above and lower ingredients and packaging costs of about $2 million.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets increased $10,961,000 or 17% to $76,119,000 in fiscal year 2010. Soft pretzel sales to retail supermarkets were $30,463,000 compared to $30,506,000 in 2009 on a unit volume decrease of less than 1%. This makes the third consecutive year of flat or modestly up or down unit sales. Sales of frozen juices and ices increased $10,469,000 or 28% to $48,288,000 on a unit volume increase of 24%. Reduced trade spending of $1.5 million for the introduction of new frozen novelty items and a shift in product mix increased sales dollars in relation to the overall unit volume increases. Coupon redemption costs, a reduction of sales, decreased 9% or about $354,000 for the year. Sales of products in the first twelve months since their introduction were approximately $4.2 million in fiscal year 2010. Net volume increases, including new product sales as defined above and net of decreased coupon costs and reduced trade spending for new product introductions, accounted for virtually all of the sales increases in 2010. Operating income in our Retail Supermarkets segment increased from $7,442,000 in 2009 to $11,281,000 in 2010 primarily as a result of volume increases and reduced trade spending for the introduction of new frozen novelty items.

THE RESTAURANT GROUP

Sales of our Restaurant Group decreased 33% to $847,000 primarily due to the closing of stores in fiscal years 2009 and 2010 and by lower sales in general. Sales of our two stores open for both years were down about 7% from last year. Operating loss in our Restaurant Group segment decreased from $64,000 in 2009 to $35,000 in 2010.

FROZEN BEVERAGES

Frozen beverage and related product sales increased 8% to $182,778,000 in fiscal 2010. Excluding sales from the acquisition of Parrot Ice, sales would have increased 7% for the year. Beverage sales alone increased 13% to $128,125,000 for the year with increased sales to two new customers and one existing customer, sales from Parrot Ice and a 26% increase in sales in Mexico accounting for over 80% of the increase. Gallon sales were up 10% in our base ICEE business with sales to three customers accounting for almost all of the increase. Service revenue decreased 4% to $40,410,000 for the year with declines spread across our customer base. Sales of beverage machines, which tend to fluctuate from year to year while following no specific trend, increased from $11,729,000 in 2009 to $11,964,000 in 2010. The estimated number of company owned frozen beverage dispensers was 38,600 and 35,700 at September 25, 2010 and September 26, 2009, respectively. Operating income in our Frozen Beverage segment increased from $14,536,000 in 2009 to $15,661,000 in 2010 as a result of increased volume as discussed above. Higher gasoline costs of approximately $867,000 impacted the year’s operating income.

CONSOLIDATED

Other than as commented upon above by segment, there are no material specific reasons for the reported sales increases or decreases. Sales levels can be impacted by the appeal of our products to our customers and consumers and their changing tastes, competitive and pricing pressures, sales execution, marketing programs, seasonal weather, customer stability and general economic conditions.

Gross profit as a percentage of sales increased to 32.69% in 2010 from 31.98% in 2009. Lower ingredient and packaging costs compared to last year of approximately $2.2 million, the benefit of higher volumes leveraging our fixed manufacturing costs and reduced trade spending for new product introductions in our Retail Supermarket segment were primarily responsible for the increased gross profit percentage. Ingredient and packaging costs can be extremely volatile and may be significantly different from what we are presently expecting and therefore we cannot project the impact of ingredient and packaging costs on our business going forward; however, there has been a very significant increase in the market cost of flour over the past six months which we anticipate will result in higher costs over some portions of our fiscal year 2011.

Total operating expenses increased $8,712,000 to $150,618,000 in fiscal 2010 and as a percentage of sales decreased .11 of a percentage point and remained at 22% of sales. Marketing expenses decreased .29 percentage points to 10% of sales. Distribution expenses decreased .13 percentage points to 7% of sales. Administrative expenses were about 3-1/2% of sales in both years. Other general expense of $2,087,000 this year compared to other general income of $5,000 in 2009. Included in other general expense this year is $1.6 million for an unclaimed property assessment and $577,000 of acquisition costs. About $2.1 million of these expenses impacted the fourth quarter.

Operating income increased $10,224,000 or 15% to $77,162,000 in fiscal year 2010 as a result of the aforementioned items.

Investment income decreased by $272,000 to $1,114,000 due to the general decline in the level of interest rates.

The effective income tax rate decreased 1.42 percentage points to 38% from 39% last year. About 2/3 of this decrease was from the reduction of $750,000 of unrecognized tax benefits which benefitted the fourth quarter.

Net earnings increased $7,097,000, or 17%, in fiscal 2010 to $48,409,000, or $2.59 per diluted share as a result of the aforementioned items.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:
J & J Snack Foods Corp.
Dennis G. Moore
Senior Vice President
Chief Financial Officer
(856) 532-6603